EXHIBIT 21

MK GOLD COMPANY

LIST OF SUBSIDIARIES AND

JURISDICTIONS OF INCORPORATION OR ORGANIZATION

SUBSIDIARY	JURISDICTION OF INCORPORATION/ORGANIZATION

MK Gold de Mexico, S.R.L. de C.V.	Mexico

MK Gold Exploration B.V.	Netherlands

Cobra Las Cruces, S.A.	Spain

Iberia Exploraciones, S.A.	Spain